Exhibit 4.2

DESCRIPTION OF CAPITAL STOCK

General

The following description of the capital stock of Advanced Biomed Inc. (the “Company,” “we,” “us,” and “our”) and certain provisions of our certificate of incorporation and bylaws, as amended from time to time, is a summary and is qualified in its entirety by reference to the full text of our certificate of incorporation and bylaws.

Common Stock

Advanced Biomed Inc. is authorized to issue 400,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”).

Each share of our Common Stock is entitled to one vote on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law, the holders of Common Stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of Common Stock that are present in person or represented by proxy. Holders of Common Stock representing a majority of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. Our Articles of Incorporation do not provide for cumulative voting in the election of directors. Holders of Common Stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Non-cumulative Voting

Holders of shares of our Common Stock do not have cumulative voting rights; meaning that the holders of 50.1% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Dividends

Holders of our Common Stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.

Exchange Listing

Our Common Stock is listed on the Nasdaq Capital Market under the trading symbol “ADVB.”

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Transhare Corporation, with an address at Bayside Center 1, 17755 North US Highway 19, Suite 140, Clearwater, FL 33764, telephone number is (303) 662-1112.

Indemnification of Officers and Directors

Pursuant to our Articles of Incorporation as amended, and Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interest, provided, however, that (i) we will not indemnify such person against expenses incurred in connection with an action if he is threatened but does not become a party unless the incurring of such expenses was authorized by the board of directors and (ii) we will not indemnify against any amount paid in settlement unless our board of directors has consented to such settlement.

An officer or director is not entitled to indemnification against costs or expenses incurred in connection with any action, commenced by such person against us or any person who is or was a director, officer, fiduciary, employee or agent of our company unless and to the extent that the officer or directors is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or directors is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, executive officers, or persons controlling us, we have been informed that, in the opinion of the U.S. Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.